                                                                  EXHIBIT 10.25

                                   AGREEMENT

Agreement made December 20, 1996, and effective October 1, 1996, by and between Virtual Mortgage Network, Inc., a Nevada corporation, 4590 MacArthur Boulevard, Suite 175, Newport Beach, California 92660 ("Virtual") and Interealty Corp., a Colorado corporation, 1951 Kidwell Drive, Vienna, Virginia 22182 ("Interealty").

                                  Background
                                  ----------

Virtual represents that it has developed and owns a mortgage loan origination system currently known as the LoanMaker System which assists buyers of real estate in their efforts to obtain mortgages through an interactive video-teleconference system. Virtual has determined that, in order to be successful, such system must be located in the offices of real estate professionals. Interealty provides systems and services to real estate professionals throughout the United States, and, by virtue thereof, is capable of providing sales, marketing and promotion services which Virtual deems as essential for its success, and which, as a start-up company, Virtual cannot itself perform. Further, the parties wish to replace and supersede (as set forth in the "Supersession" section of this Agreement) all prior agreements between the parties including without limitation a Marketing and Consulting Agreement dated November 8, 1995, as amended.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the parties agree as follows:

1.  Definitions
    -----------

    a. "LoanMaker" means an interactive video-teleconference computerized mortgage loan origination software system currently known as the LoanMaker System which assists Realtors and buyers of real estate in their efforts to obtain mortgages.

    b. "Virtual Software" means all computer software promoted, marketed, licensed and/or sold by Virtual, including without limitation LoanMaker, and all upgrades, updates, modifications, enhancements, improvements, revisions and new versions thereof.

    c. "Territory" means the United States of America and Canada.

    d. "Entity" means any person, firm, corporation, limited liability company, partnership, board of Realtors, association of Realtors, real estate broker, real estate agent, government, institution, trade association, joint venture, consortium or any other entity of any nature.

    e. "Potential Sites" means those locations at which there is potential that Virtual Software may be successfully installed and operated.

     f.  "Effective Date" means October 1, 1996.

     g. "Operational Term" means the period commencing on the Effective Date and ending December 31, 2000, unless sooner terminated or extended pursuant to Section 5 hereof.

2.   Interealty Services
     -------------------

     Interealty agrees to provide the following services within the Territory:

     a.  Marketing and Promotional Services
         ----------------------------------

         In the effort to assist Virtual in gaining market recognition for itself and the Virtual Software, Interealty shall, during the period from January 2, 1997 until the end of the Operational Term, perform the following marketing and promotional services:


         (1) Meet and confer with Virtual within 30 days after the date of execution of this Agreement by both parties, with the goal of preparing and reaching agreement on a marketing plan with respect to activities and events during the course of the next ensuing 12-month period to promote Virtual and Virtual Software.

         (2) Advertise and promote Virtual and virtual Software though development and dissemination of brochures and collateral material and by generally communicating the capabilities and advantages of Virtual and Virtual Software to the real estate brokerage community.


         (3) Provide Virtual with relevant information in the possession of Interealty regarding the market activities which may assist Virtual in gaining market name recognition for itself and the Virtual Software.

         (4) Promote Virtual and Virtual Software at relevant meetings, seminars, trade shows, conventions, written and oral communications, and print, audio and video media.

         (5) Consult with Virtual regarding marketing and public relations for promotion approaches with respect to Virtual Software.

         (6) Introduce Virtual at Interealty meetings, seminars, trade shows and conventions.

         (7) Promote Virtual on Interealty's Internet home page, providing a link to Virtual's Internet home page.

         (8) Provide Virtual with periodic assessments of the level of satisfaction of Virtual's broker customers within the Territory, including noted specific areas of improvement, if any.

       (9) Periodically contact Entities which have obtained licenses to Virtual Software in the Territory by telephone to determine whether they are satisfied with the Virtual Software they have licensed and whether they are having operational problems with such Virtual Software.

   b.  Sales Services
       --------------

       In the effort to assist Virtual in licensing Virtual Software to Entities for their use, Interealty shall, during the Operational Term, do the following:

       (1) Assist Virtual in identifying Potential Sites.

       (2) Meet with owners/operators of Potential Sites regarding their obtaining licenses to use the Virtual Software.

       (3) In those cases where Interealty is seeking to assist Virtual in licensing LoanMaker, obtain relevant information on qualification forms provided by Virtual regarding the likelihood that LoanMaker would be successful.

       (4) Perform such other services as reasonably requested by Virtual in the effort to license Virtual Software to Entities.

       (5) Assist Virtual in training Entities which have obtained licenses to Virtual Software in the use thereof.

       (6) Visit Entities in the Territory which have obtained licenses to Virtual Software, as deemed necessary to determine Customer satisfaction and issues, if any, preventing the effective use of the Virtual Software.

   c.  Other Services
       --------------

       Interealty shall provide such other services as may be from time to time agreed upon in writing by Interealty and Virtual.

3. Compensation/Terms of Payment
   -----------------------------

   In consideration of the services performed by Interealty under Section 2 hereof until the end of the Operational Term --

   a. Virtual shall pay Interealty 2% of Virtual's total gross revenues after December 31, 1996; provided, however, that, despite the amount of such gross revenues, the total amount payable to Interealty shall be no less than $200,000.00 per year. Amounts payable under this Section 3.a. shall be paid as follows: At the end of each quarterly period, Virtual shall calculate its gross revenues for such quarter, and shall, within 30 days after the end of such quarter pay Interealty 2% of such amount or $50,000, whichever is greater. With each such payment, Virtual shall furnish Interealty with a written certification from Virtual's Chief Financial Officer indicating the amount of Virtual's gross revenues for such quarter and certifying that (i) the gross revenues for such quarter were calculated in accordance with generally accepted accounting practices consistently applied, and (ii) the amount of such gross revenues is true and correct in all material respects.

    b. Virtual shall pay Interealty the following: With respect to each occasion Virtual Software is installed in a location approved by Virtual, $900; $300 of which shall be paid within 30 days after such installation, and $600 of which shall be paid within 30 days after the end of the sixth month following such installation.


4.  Financial Information/Audit/Reports.
    -----------------------------------

    a. Virtual agrees that, immediately following the end of each fiscal year, it shall have conducted by an independent certified public accounting firm an annual audit of its financial condition and financial results for such fiscal year. Within 90 days after the end of each of its fiscal years, Virtual shall furnish to Interealty, Virtual's audited financial statements or a special report from such firm reporting the accuracy of the gross revenues reported to Interealty by Virtual with respect to such fiscal year in a form customary to the accounting profession.

    b. Virtual shall submit monthly written reports to Interealty regarding Virtual Software installations and locations upon which payments under
        Section 3(b) are based. Interealty or its representatives shall, upon reasonable prior notice to Virtual, have the right to review any and all Virtual records and documents relating to System installations and locations.

5.  Operational Term Termination/Extension
    --------------------------------------

    a. The Operational Term may be terminated as follows:

       (1) The parties may terminate the Operational Term by written agreement executed by both parties.

       (2) Either party (the "Nonbreaching Party") may terminate the Operational Term by written notice if the other party materially breaches any of its obligations under this Agreement and, within 30 days after receiving written notice thereof from the Nonbreaching Party, fails to cure such breach or commence diligent efforts toward curing such breach.

       (3) Either party may terminate the Operational Term by written notice if any of the other party's warranties or representations under this Agreement is materially untrue.

       (4) Either party may terminate the Operational Term by written notice following the occurrence of any of the following events: (i) the other party ceases doing business; (ii) the other party files for bankruptcy or reorganization, or a petition for bankruptcy or reorganization is filed against it and not dismissed within 60 days after such filing; (iii) the other party makes an assignment for the benefit of its creditors; or (iv) a receiver, conservator or trustee is appointed for all or substantially all of the other party's assets.

         (5) Either party may terminate the Operational Term by written notice if there is a significant change in the executive management of the other party and subsequent to such change either
              (i) the marketing or sales performance of Interealty has materially deteriorated (when compared to performance in the twelve-month period prior to such change) in the six-month period subsequent to such change or (ii) the revenue of Virtual in the six-month period subsequent to such change deteriorates materially when compared to the revenue generation rates in the twelve-month period prior to the change.

         (6) Virtual may terminate the Operational Term by providing notice thereof to Interealty within 30 days after the end of the applicable period specified below, if Virtual has not, as to such period, installed the applicable number of LoanMaker systems specified below.

            Period                                New LoanMaker Installations
            ------                                ---------------------------
            As of June 30, 1997                   200

            July 1, 1997 through June 30, 1998    280

            July 1, 1998 through June 30, 1999    380

            July 1, 1999 through June 30, 2000    420

     b. The parties may extend the Operational Term by written agreement executed by both parties.

 6.  Warranties and Representations
     ------------------------------

     a.  Virtual warrants and represents the following:

         (1) It was duly incorporated and organized and is validly existing as a corporation in good standing under the laws of the State of Nevada.

         (2) It is qualified to do business in each other State where its activities or other reason requires such qualification.

         (3) It has obtained and holds all material permits, licenses and approvals from governmental authorities and has made all material notifications, reports and applications to governmental authorities which are legally required for the operation of its business and/or for the legal and rightful operation of LoanMaker for its intended purpose, including without limitation any mortgage brokerage licenses (the "Permits"). Virtual is in compliance with all material requirements of all Permits.

         (4) The business of Virtual is not being conducted in violation of any law, ordinance, rule, regulation or other legal requirement, which would have a material adverse effect on Virtual's operations, financial condition or prospects.

         (5) Virtual developed the Virtual Software and solely and exclusively owns good and marketable title thereto, free and clear of all liens, encumbrances, claims, restrictions and conditions except security interests established as part of Virtual's debt financing.

         (6) Virtual solely and exclusively owns and possesses all patents, trademarks, service marks, trade names, trade secrets, copyrights and other property rights associated with the Virtual Software including without limitation the "LoanMaker" name.

         (7) By entering into this Agreement and performing hereunder, Virtual shall not be violating or breaching any other contract, agreement, commitment, promise, understanding or arrangement, or any law, rule or regulation.

     b.  Interealty warrants and represents the following:

         (1) It was duly incorporated and organized and is validly existing as a corporation in good standing under the laws of the State of Colorado.

         (2) It is qualified to do business in each other State where its activities or other reason requires such qualification.

         (3) The business of Interealty is not being conducted in violation of any law, ordinance, rule, regulation or other legal requirement, which would have a material adverse effect on Interealty's operations, financial condition or prospects.

         (4) By entering into this Agreement and performing hereunder, Interealty shall not be violating or breaching any other contract, agreement, commitment, promise, understanding or arrangement, or any law, rule or regulation.

 7.  Covenants
     ---------

     a.  Each party agrees that, at all times during the Operational Term --

         (1) It shall comply with all applicable laws, rules, regulations and other legal requirements, which noncompliance would have a material adverse affect on it or its performance.

              hereunder.

          (2) It shall not enter into any contract, agreement, commitment, promise, understanding or arrangement or perform any services which conflict with this Agreement or would prevent or hinder its performance hereunder or create an actual or potential conflict of interest.

          (3) It will not, during the Basic Term, enter into any business in direct competition with the other party's business (as described in the immediately following sentence). With respect to the immediately preceding sentence--(i) Virtual's "business" is licensing, installing and operating a video-teleconferencing electronic mortgage loan origination, mortgage brokerage and mortgage banking system marketed to real estate brokerages, home builders and relocation companies; and (ii) Interealty's "business" is the sale/license and operation of real estate multiple listing systems through private networks and through the Internet.

     b. Interealty covenants that it shall not, during the Operational Term and for 12 months thereafter, develop or distribute a real estate mortgage loan origination software system which assists buyers of real estate in their efforts to obtain mortgages through an interactive video-teleconference system and which competes against the System within the Territory. Further, as to each Entity to whom Interealty has been compensated under Section 3(b) hereunder as a result of such Entity obtaining a license to LoanMaker, Interealty shall not, during the Operational Term and for a period of 36 months thereafter, provide or offer to provide a video-teleconferencing and electronic document transfer loan origination system in competition with LoanMaker or Virtual's "business" (as defined in Section 7.a(3) hereinabove.

     c. Virtual covenants that, as to LoanMaker, it will not, during the Operational Term, enter into any contract, agreement, commitment, promise, understanding, arrangement or relationship which has the same or similar purpose, intent or subject matter as this Agreement; provided, however, that the duration of such restriction upon Virtual shall be the Operational Term and the one-year period thereafter as to any such contract, agreement, commitment, promise, understanding, arrangement, or relationship by Virtual, directly or indirectly, with any Entity which competes with Interealty's "business" (as defined in Section 7.a.(3) hereinabove).

 8.  Confidential Information
     ------------------------

     a. "Confidential Information" means any information, data, computer software, invention, design, idea, concept, specification, formula, device, equipment, plan, process, document or material, whether tangible or intangible in any form or format (including, without limiting the generality of the foregoing, information relating to strategic information, marketing strategies or plans, and pricing policies or plans) including without limitation all complete and partial originals, reproductions, copies (handwritten or otherwise), notes and other items (including photographs), which is a trade secret or confidential or proprietary in nature and which is (i) disclosed in writing or other tangible form by the Disclosing Party to the Receiving Party and such writing or other tangible form is designated thereon as "confidential" or (ii) disclosed by the Disclosing Party to the Receiving Party other than in writing or other tangible form and such disclosure is reduced to a writing or other tangible form which is designated thereon as "confidential" and delivered to the Receiving Party within 10 days after such disclosure; provided, however, that Confidential Information does not include the following: (1) Information which is or becomes part of the public domain through no fault of the Receiving Party; (2) Information which is in the possession of the Receiving Party, without binder of secrecy, prior to receipt from the Disclosing Party; (3) Information received from a third party without binder of secrecy; (4) Information developed by the Receiving Party independent of the information received from the Disclosing Party; and (5) Information which must be disclosed by the Receiving Party by virtue of court order, subpoena, law, rule or regulation, provided, however, that the Receiving Party shall promptly notify the Disclosing Party of such requirement and shall, at the request and expense of the Disclosing Party, assist the Disclosing Party in its efforts to prevent such disclosure.

     b. "Disclosing Party" means a party to this Agreement which discloses Confidential Information to the Receiving Party. "Receiving Party" means a party to this Agreement which receives Confidential Information from the Disclosing Party.

     c. For a period of five years after the date of receipt from a Disclosing Party - (1) the Receiving Party shall treat all Confidential Information received from the Disclosing Party in a secret and confidential manner; (2) the Receiving Party shall use Confidential Information only for the specific purpose for which it was furnished to the Receiving Party by the Disclosing Party; (3) except as permitted under this Section, the Receiving Party shall not, directly or indirectly, without the prior written consent of the Disclosing Party, reproduce, copy, disseminate, publish, furnish, disclose, provide or otherwise make available to any person, firm, corporation, government agency, department or other unit, partnership, association, institution or other entity, any Confidential Information; and (4) the Receiving Party shall provide such reasonable assistance as may be requested by the Disclosing Party, in the effort to maintain the secrecy and confidentiality of Confidential Information.

     d. Immediately upon the request of the Disclosing Party, the Receiving Party shall furnish to the Disclosing Party all complete and partial originals and copies of the Confidential Information.

     e. All Confidential Information, including all originals, copies, reproductions and/or summaries thereof, shall remain the property of the Disclosing Party. The Disclosing Party retains all rights and remedies afforded it under patent, copyright, trade secret, trademark, other intellectual property rights and other laws of the United States and the states thereof, and any applicable foreign countries, including without limitation any laws designed to protect proprietary or confidential information. No Confidential Information shall be, directly or indirectly, exported from the United States by the Receiving Party or furnished to anyone who may export it from the United States.

 9.  Indemnification
     ---------------

     a. Virtual shall indemnify, defend and hold harmless Interealty and its affiliates, successors and assigns, from and against any and all claims, demands, actions, causes of actions, damages, liabilities, costs and expenses (including attorney fees and costs) arising from or connected with any claim or allegation that Virtual Software or any warranty, representation, covenant or agreement of Virtual hereunder, in whole or in part, conflicts with, violates or infringes any (i) patent, copyright, trade secret, trade name, trademark, service mark or other property right of any Entity or (ii) contract, agreement, promise, commitment or arrangement of any nature that Virtual, has or may have with any other Entity.

     b. Interealty shall indemnify, defend and hold harmless Virtual and its affiliates, successors and assigns, from and against any and all claims, demands, actions, causes of actions, damages, liabilities, costs and expenses (including attorney fees and costs) arising from or connected with any claim or allegation that Interealty has, during its marketing and promotion efforts under this Agreement, intentionally and wrongfully made material misrepresentations to Entities regarding the operation and capabilities of Virtual Software.

10.  No Agency
     ---------

     Nothing herein is intended to render either party an employee or agent of the other party; and neither party shall have any right, power or authority to make, create or negotiate any commitment, promise, obligation, warranty, liability, agreement, contract, offer or proposal of any kind whatsoever, express or implied, on behalf of the other party and shall not, at any time, represent, suggest or imply that it is an agent or employee of the other party or has any such right, power or authority.

11.  Solicitation of Employees
     -------------------------

     During the Operational Term and for a period of one year thereafter, neither party shall in any way, directly or indirectly, employ or retain any employee of the other party or discuss the possibility of such employment or retention without the prior written consent of the other party.

12.  Force Majeure
     -------------

     Neither party shall be liable for any failure or delay in performance under this Agreement resulting from any cause beyond its reasonable control including, but not limited to: acts of God; acts, errors or omissions of civil or military authority; acts, errors or omissions of the other party; fires; floods; epidemics; quarantine restrictions; unusually severe weather; strikes or other labor disputes; acts, errors or omissions of any government; wars; political strife; riots; sabotage; or compliance with any federal, state or local laws, rules, regulations or orders.

   13.  Notices
        -------

        All notices hereunder or arising herefrom shall be in writing and shall be delivered personally or sent prepaid by first class mail, certified mail/return receipt requested, fax, telegram, mailgram or overnight delivery service (including without limitation FedEx and UPS), addressed as follows (or to such other address as the party may designate by written notice in the manner aforesaid):

        If to Interealty:    Interealty Corp.
                             Attention: James Sherry
                             1951 Kidwell Drive
                             Vienna, Virginia 22182

        If to Virtual:       Virtual Mortgage Network, Inc.
                             Attention: Michael Barron
                             4590 MacArthur Boulevard, Suite 175
                             Newport Beach, California 92660

   14.  Assignment
        ----------

        Neither party may assign, sell, transfer, subcontract or convey this Agreement or any of its obligations, responsibilities or liabilities hereunder without the prior written consent of the other party. Any such assignment, sale, transfer, subcontract or conveyance made without such written consent shall be void.

   15.  Waiver
        ------

        The failure of either party to enforce at any time any provision of this Agreement shall not constitute a waiver of such provision in any way or the right of such party at any time to exercise such remedies as such party may have for any breach or breaches of such provision.

   16.  Headings
        --------

        The section headings appearing in this Agreement are for convenience of reference only and shall not control or affect in any way the scope, intent or interpretation of any provision of this Agreement.

   17.  Remedies
        --------

        No remedy conferred by any provision of this Agreement is intended or shall be construed to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or existing at law or in equity; and the election by a party of one or more remedies shall not constitute a waiver of the party's right to pursue any other available remedies.

18.  Supersession
     ------------

     As of the commencement of the Operational Term, this Agreement supersedes and replaces all prior agreements between the parties including without limitation the Marketing and Consulting Agreement dated November 8, 1995, except, however, that any amounts owing to Interealty by Virtual thereunder as of the commencement of the Operational Term shall be paid to Interealty in accordance with the provisions thereof.

19.  Arbitration: Governing Law
     --------------------------

     Any claim, controversy or dispute between the parties with respect to the construction or application of this Agreement, or arising out of the breach of this Agreement, shall be resolved by arbitration in Orange County, California in accordance with the rules of the American Arbitration Association then in effect. This Agreement shall be governed by the substantive and procedural laws of the State of California. The arbitrator or arbitrators may award attorney fees and costs to the prevailing party in the arbitration.

20.  Litigation
     ----------

     Suit in federal or state court may be brought by a party to this Agreement only if: (i) arbitration is unavailable, (ii) a party to this Agreement is not complying with Section 19 hereof, which requires submission of disputes to arbitration, or (iii) necessary to enforce an arbitration award.

21.  Attorney Fees and Costs
     -----------------------

     In the event of any dispute arising out of this Agreement or the transactions contemplated hereunder, the prevailing party shall be entitled to recover its reasonable attorney fees and costs from the other party.

22.  Approval by Boards of Directors
     -------------------------------

     This Agreement is subject to the approval by the respective Boards of Directors of Interealty and Virtual; however, unless a party, on or before December 29, 1996, receives written notice from the other party that such other party's Board of Directors either disapproves this Agreement or wishes to have this Agreement modified, it shall, as of December 30, 1996, be conclusively deemed that such other party's Board of Directors has duly approved this Agreement exactly as set forth herein.

23. Entire Agreement: Amendments
    ----------------------------

    This Agreement constitutes the entire and integrated agreement between the parties, and supersedes any prior or contemporaneous agreements, understandings or contracts regarding the subject matter hereof. This Agreement may be amended only by written instrument executed by Interealty and Virtual.


IN WITNESS WHEREOF, the parties hereunto set their hands as of the date first above written.

Interealty Corp.                       Virtual Mortgage Network, Inc.

By: /s/ JAMES SHERRY                   By: /s/ MICHAEL A. BARRON
    ----------------                       ---------------------
       James Sherry                           Michael A. Barron
Title: President & CEO                 Title: Chairman & CEO